Exhibit 99.1

Aptargroup Achieves Record Earnings on Solid Growth Across All Segments

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--October 20, 2010--Aptargroup, Inc. (NYSE:ATR) today reported all-time high quarterly earnings per share. Also, the Board of Directors today declared a quarterly cash dividend of $.18 per share.

Third Quarter 2010 Summary

  Strong first half momentum continued in third quarter
  Broad-based growth reported across all segments
  Reported diluted earnings per share increased 42% to all-time record $.68
  Sales excluding currency effects rose 14%
  Improved capacity utilization contributed to earnings growth

THIRD QUARTER RESULTS

For the quarter ended September 30, 2010, reported sales increased 9% to $517.5 million from $473.7 million a year ago despite the negative effects of changes in currency rates.

Third Quarter Segment Sales Analysis (Change Over Prior Year)

	Beauty & Home	Closures	Pharma	Total Aptargroup
Product Sales (including tooling)	16%	14%	8%	14%
Currency Effects	-5%	-3%	-6%	-5%
Total Reported Growth	11%	11%	2%	9%

Commenting on the quarter, Peter Pfeiffer, President and CEO, said, “This was another strong broad-based quarter for our Company. Each of our business segments reported improved sales and income over the prior year. In particular, our Beauty & Home and Closures segments each posted double digit sales growth rates. Our Pharma segment also contributed to the strong quarterly results with increased sales over the prior year. Year over year demand increased in each of the end markets we serve, with notable increases coming from the fragrance/cosmetic and food/beverage markets.

Pfeiffer continued, “The strong demand, which was a continuation of the growth over the prior year that we experienced in the first half of the year, resulted in high volume levels and improved capacity utilization. Operating income rose to $71.1 million, up 34% over the prior year level of $52.9 million (which included approximately $2.6 million of consolidation/severance expenses). Reported diluted earnings per share increased 42% to a record $.68 per share, compared to $.48 per share in the prior year. Prior year earnings per share included the negative effect of $.03 per share from charges related to our consolidation/severance program.”

YEAR-TO-DATE RESULTS

Pfeiffer stated, “We are particularly pleased that our businesses across the board have continued to perform well through the first nine months of the year. Sales to each of the end markets we serve increased over the prior year. This success is attributable to our commitment to innovation, our reputation as a reliable and stable partner, and ultimately, the value we bring to our customers’ brands.”

Year-to-date sales increased 15% to $1.5 billion from $1.3 billion a year ago. Changes in exchange rates had no effect on the year-to-date sales. Operating income increased to $206.8 million, up 46% from $141.5 million a year ago (which included approximately $5.7 million of consolidation/severance expenses). Reported diluted earnings per share increased 50% to $1.90 per share compared to $1.27 per share a year ago. Prior year earnings per share included a negative effect of $.05 per share from charges related to the Company’s consolidation/severance program.

OUTLOOK

Pfeiffer commented, “Looking forward, we are coming up against a more difficult comparison to a record fourth quarter of last year that was influenced by rebounding markets and the strong euro relative to the dollar. Today, the markets are returning to more normal patterns and the euro is in a weaker position than a year ago. We remain confident that our diverse business model will continue to be a buffer should there be any deceleration to the recent economic recoveries in the U.S. and Europe. We currently expect fourth quarter diluted earnings per share to be in the range of $.53 to $.58 per share compared to $.52 per share reported last year. Last year’s earnings per share included the negative effect of $.02 per share from charges related to our consolidation/severance program.”

CASH DIVIDEND AND SHARE REPURCHASE PROGRAM

The Board of Directors declared a quarterly dividend of $.18 per share, payable November 24, 2010 to shareholders of record as of November 3, 2010. Also during the quarter, the Company repurchased approximately 600,000 shares of common stock for approximately $25.8 million leaving approximately 2.3 million shares authorized for repurchase at the end of the third quarter.

OPEN CONFERENCE CALL

There will be a conference call on Thursday, October 21, 2010 at 8:00 a.m. CDT to discuss the Company’s third quarter results for 2010. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

Aptargroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. Aptargroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the Aptargroup web site at www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, Aptargroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which Aptargroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; the Company’s ability to successfully implement its strategic realignment; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see Aptargroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. Aptargroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net Sales	$517,537	$473,668	$1,545,929	$1,345,992
Cost of Sales (exclusive of depreciation shown below)	342,539	320,675	1,018,870	899,222
Selling, Research & Development and Administrative	71,105	64,370	221,014	204,971
Depreciation and Other Amortization	32,403	33,054	98,877	94,590
Facilities Consolidation and Severance Expenses	381	2,631	381	5,726
Operating Income	71,109	52,938	206,787	141,483
Other Income/(Expense):
Interest Expense	(3,477)	(3,965)	(10,580)	(12,569)
Interest Income	774	772	2,048	2,758
Miscellaneous, net	(260)	(164)	(2,401)	(1,393)
Income before Income Taxes	68,146	49,581	195,854	130,279
Provision for Income Taxes	21,125	16,114	62,979	41,746
Net Income	$47,021	$33,467	$132,875	$88,533

Net (Income)/Loss Attributable to Noncontrolling Interests	(38)	31	(175)	90
Net Income Attributable to Aptargroup, Inc.	$46,983	$33,498	$132,700	$88,623

Net Income Attributable to Aptargroup, Inc. Per Common Share:
Basic	$0.70	$0.49	$1.97	$1.31
Diluted	$0.68	$0.48	$1.90	$1.27

Average Numbers of Shares Outstanding:
Basic	67,213	67,691	67,471	67,691
Diluted	69,374	69,489	69,921	69,790

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
ASSETS

Cash and Equivalents	$328,225	$332,964
Receivables, net	368,086	319,787
Inventories	269,953	230,807
Other Current Assets	74,680	59,933
Total Current Assets	1,040,944	943,491
Net Property, Plant and Equipment	733,643	764,068
Goodwill, net	227,440	230,578
Other Assets	15,787	18,056
Total Assets	$2,017,814	$1,956,193

LIABILITIES AND EQUITY

Short-Term Obligations	$160,914	$128,355
Accounts Payable and Accrued Liabilities	337,463	288,960
Total Current Liabilities	498,377	417,315
Long-Term Obligations	159,660	209,616
Deferred Liabilities	68,968	75,626
Total Liabilities	727,005	702,557

Aptargroup, Inc. Stockholders' Equity	1,289,831	1,252,845
Noncontrolling Interests in Subsidiaries	978	791
Total Equity	1,290,809	1,253,636

Total Liabilities and Equity	$2,017,814	$1,956,193

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2010	2009	2010	2009
NET SALES
Beauty & Home	$266,813	$239,621	$793,972	$665,234
Closures	138,963	124,788	420,786	365,051
Pharma	111,760	109,258	331,170	315,705
Other	1	1	1	2
Total Net Sales	$517,537	$473,668	$1,545,929	$1,345,992

SEGMENT INCOME (1)
Beauty & Home (2)	$30,630	$16,815	$87,760	$38,769
Closures (2)	15,403	10,443	51,890	35,800
Pharma	35,169	31,269	96,811	91,752
Corporate Expenses and Other	(10,391)	(5,722)	(32,250)	(26,141)
Total Income Before Interest and Taxes	$70,811	$52,805	$204,211	$140,180
Interest Expense, Net	(2,703)	(3,193)	(8,532)	(9,811)
Net Income/(Loss) Attributable to Noncontrolling Interests	38	(31)	175	(90)
Income before Income Taxes	$68,146	$49,581	$195,854	$130,279

SEGMENT INCOME AS % OF NET SALES
Beauty & Home	11.5%	7.0%	11.1%	5.8%
Closures	11.1%	8.4%	12.3%	9.8%
Pharma	31.5%	28.6%	29.2%	29.1%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense net of interest income, stock option and corporate expenses, income taxes and certain unusual items.

(2) Included in the segment income figures reported above, are consolidation/severance expenses as follows:

CONSOLIDATION/SEVERANCE EXPENSES
Beauty & Home	$-	$(1,246)	$-	$(1,503)
Closures	(381)	(1,385)	(381)	(4,223)
Total Consolidation/Severance Expenses	$(381)	$(2,631)	$(381)	$(5,726)

CONTACT:
Aptargroup, Inc.
Stephen J. Hagge, 815-477-0424